Exhibit (e)(4)


                     SHAREHOLDER SERVICE PLAN AND AGREEMENT
                                [CLASS S SHARES]
                               PORTICO FUNDS, INC.

         Portico Funds, Inc., a Minnesota corporation (the "Fund"), is an open-end investment company registered under the Investment Company Act of 1940, as amended, and currently consisting of a number of separately managed portfolios (the "Portfolios"). The Fund desires to retain Quasar Distributors, LLC (the "Distributor"), a Delaware limited liability company, to itself provide or to compensate service providers who themselves provide, the services described herein to clients (the "Clients") who from time to time beneficially own shares ("Shares") of any Portfolio of the Fund. The Distributor is willing to itself provide or to compensate service providers for providing such shareholder services in accordance with the terms and conditions of this Agreement.

         SECTION 1. The Distributor will provide, or will enter into written agreements in the form attached hereto with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

         (i) maintaining accounts relating to Clients that invest in Shares;

         (ii) providing information periodically to Clients showing their positions in Shares;

         (iii)    arranging for bank wires;

         (iv) responding to Client inquiries relating to the services performed by the Distributor or any service provider;

         (v) responding to inquiries from Clients concerning their investments in Shares;

         (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to clients;

         (vii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Fund or its service providers;

         (viii) assisting Clients in changing dividend options, account designations and addresses;

         (ix) providing subaccounting with respect to Shares beneficially owned by Clients;

         (x) processing dividend payments from the Fund on behalf of Clients; and


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         (xi)     providing such other similar services as the Fund may
                  reasonably request to the extent that the Distributor and/or the service provider is permitted to do so under applicable laws or regulations.

         SECTION 2. The Distributor will provide all office space and equipment, telephone facilities and personnel (which may be part of the space equipment and facilities currently used in the Distributor's business, or any personnel employed by the Distributor) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

         SECTION 3. Neither the Distributor nor any of its officers, employees or agents is authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then-current prospectus or Statement of additional Information for the Shares, copies of which will be supplied to the Distributor, or in such supplemental literature or advertising as may be authorized in writing.

         SECTION 4. For purposes of this Agreement, the Distributor and each service provider will be deemed to be independent contractors, and will have no authority to act as agent for the Fund in any matter or in any respect. By its written acceptance of this Agreement, the Distributor agrees to and does release, indemnify and hold the Fund harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Distributor or its officers, employees or agents regarding the Distributor's responsibilities under this Agreement, the provision of the aforementioned services to Clients by the Distributor or any service provider, or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. The Distributor and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Fund or its designees concerning the performance of the Distributor's responsibilities under this Agreement.

         SECTION 5. In consideration of the services and facilities to be provided by the Distributor or any service provider, each Portfolio that has issued Shares will pay to the Distributor a fee at an annual rate of .25% (twenty-five basis points) of the average net asset value of all Shares of each Portfolio, which fee will be computed daily and paid monthly. The Distributor will pay any such service providers with which it enters into written agreements as contemplated by Section 1 out of the amounts so received by it. The Fund may, in its discretion and without notice, suspend or withdraw the sale of Shares of any Portfolio, including the sale of Shares to any service provider for the account of any Client or Clients. The Distributor may waive all or any portion of its fee from time to time.

         SECTION 6. The Fund may enter into other similar servicing agreements with any other person or persons without the Distributor's consent.

         SECTION 7. By its written acceptance of this Agreement, the Distributor represents, warrants, and agrees that the services provided by the Distributor under this Agreement will in no event be primarily intended to result in the sale of Shares.


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         SECTION 8. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Fund or its designee and shall continue until terminated by either party. This Agreement is terminable with respect to the Shares of any Portfolio, without penalty, at any time by the Fund or by the Distributor upon written notice to the Fund.

         SECTION 9. All notices and other communications to either the Fund or to the Distributor will be duly given if mailed, telegraphed, telefaxed, or transmitted by similar communications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         SECTION 10. This Agreement will be construed in accordance with the laws of the State of Minnesota and may not be "assigned" by either party thereto as that term is defined in the Investment Company Act of 1940.

         SECTION 11. References to the "Portico Funds, Inc.," the "Fund" and the "Directors" of the Fund refer respectively to the corporation created and the Directors as directors, but not individually or personally, acting from time to time under the Articles of Incorporation of the Fund, dated September 24, 2001, a copy of which is on file with the Secretary of State of the State of Minnesota and at the Fund's principal office. The obligations of the Fund entered into in the name or on behalf thereof by any of the Directors, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders, officers, representatives or agents of the Fund personally. Further, any obligations of the Fund with respect to any one Portfolio shall not be binding upon any other Portfolio.

         By their signatures, the Fund and the Distributor agree to the terms of this Agreement.

PORTICO FUNDS, INC.



By:                                                 Date:
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QUASAR DISTRIBUTORS, LLC



By:                                                 Date:
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